Exhibit 99.1

GreenVision Acquisition Corp. Announces

Merger Agreement with Accountable Healthcare America, Inc.

– Combined Company Expected to Be Listed on the Nasdaq Stock Market –

– Joint Investor Conference Call Scheduled for August 28, 2020 –

NEW YORK, NY and FORT LAUDERDALE, FL − August 27, 2020 – GreenVision Acquisition Corp. (Nasdaq: GRNV), a special purpose acquisition company (“SPAC”), announced today that it has entered into a definitive agreement for a business combination with Accountable Healthcare America, Inc. (“AHA”), a growth-oriented, technology-enabled population health management company.

The transaction will introduce AHA as a Nasdaq-listed public company. Upon closing of the transaction, it is expected that GreenVision will be renamed AHA Healthcare and remain on the Nasdaq Stock Market, listed under a new ticker symbol. Assuming full redemption of the GreenVision IPO trust funds, the transaction implies an initial enterprise value for the combined company of approximately $150 million, or 8.5x AHA’s estimated 2020 EBITDA of $17.6 million and 6.6 times AHA’s projected 2021 EBITDA of $22.6 million. Assuming no redemption of the GreenVision IPO trust funds, the post-merger company will have an initial market capitalization of approximately $ 127 million.

Headquartered in Ft. Lauderdale, Florida and founded in 2014 by industry veterans with a combined 125 years of experience in the Medicare managed care space, AHA owns and manages Medicare-focused, risk-bearing provider networks using a combination of a patent-pending proprietary cloud-based data analytics platform and advanced medical management processes. The company specializes in providing care for Medicare patients with multiple chronic conditions leveraging its data-driven integrated platform, resulting in improved quality of care, reduced healthcare expenditures and enhanced patient satisfaction. Upon closing of the business combination, the post-merger company will own 13 primary care clinics and manage 68 primary care practices in Florida comprising 326 providers with a total of 28,000 patients on its platform.

Investment Highlights

•	Technology-enabled population health management company at the forefront of the U.S. healthcare movement to value-based care and risk-based reimbursement models.
•	The post-merger company projects $17.6 million EBITDA in 2020 and $22.6 million EBITDA in 2021.
•	Differentiated, scalable, patent-pending, proprietary cloud-based population health management technology platform combining data analytics and advanced medical management processes.
•	Medicare Advantage total addressable market of approximately $516 billion.
•	Highly experienced and clinically strong management team.
•	Transaction attractively priced for investors at an approximately 35% discount to the nearest public comparable.

Upon the closing of the business combination, the management team of the post-merger company will be led by Warren Hosseinion, M.D., Chairman and Chief Executive Officer, who was previously the Co-Founder and CEO of Apollo Medical Holdings (NASDAQ: AMEH).

“We are excited about the prospects of AHA,” stated David Fu, Chairman and Chief Executive Officer of GreenVision.  “AHA’s innovative big data technology and medical management platform, compelling financial profile and very attractive growth prospects are the drivers for our decision to choose AHA as our merger partner after a thorough search. AHA’s management comes with a demonstrated track record of growth and success.  We look forward to working with the stellar team at AHA to close our merger in a timely manner.”

“We are excited to announce this transaction with GreenVision, which would create one of the leading publicly-listed population health management companies in the nation if consummated,” stated Warren Hosseinion, M.D., Chairman and Chief Executive Officer of AHA. “We believe that our cloud-based technology and medical management platform allows us to provide high-quality, coordinated care that is cost-effective and focused on outcomes.”

Key Transaction Terms

Under the terms of the proposed transaction announced today, GreenVision will issue shares of common stock to current securityholders of AHA, which amount includes one million GreenVision shares that will be held in escrow at the closing of the business combination and will be released and issued to the AHA security holders in the event that (i) the closing price of GreenVision’s share of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period immediately following the closing of the business combination, but prior to the first anniversary of the closing, or (ii) AHA achieves $17,500,000 or more of EBITDA for the fiscal year ending December 31, 2020.

Upon the consummation of the transaction, AHA’s current shareholders will convert their equity into approximately 71% of the outstanding shares of the combined company, assuming full redemption by GreenVision’s public shareholders, and AHA will take control of the business operations of the post-merger company. GreenVision currently holds approximately $57.5 million in its trust account. After giving effect to any redemption by the public stockholders of GreenVision, the balance of the cash held in GreenVision’s trust account will be used to pay transaction expenses and to fund the post-merger company’s growth and for general corporate purposes.

The description of the business combination contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the business combination, a copy of which will be filed by GreenVision with the Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K. Further information regarding the transaction will be included in an investor presentation which GreenVision will also make available as an exhibit to a Current Report on Form 8-K. Additional information about the proposed transaction will be described in GreenVision’s preliminary proxy statement relating to the business combination, which GreenVision will file with the SEC as soon as practicable. GreenVision’s SEC reports and proxy statement will be available on the website of the SEC at www.SEC.gov.

Proposed Transaction Timeline

The transaction has been unanimously approved by the boards of directors of both GreenVision and AHA. Further, the stockholders of AHA have approved the transaction. The proposed business combination is expected to be completed in the 4th quarter of 2020, subject to (i) approval by GreenVision’s shareholders and (ii) other customary closing conditions which are specified in the merger agreement. Under the terms of GreenVision’s governing documents, it has until November 21, 2020 to complete a business combination. However, the time period may be extended for up to 2 additional three-month periods upon the placement of an additional $575,000 for one extension of three months into the trust account. Under the terms of the Merger Agreement, AHA has provided a deposit of $575,000 to GreenVision which may be used to fund the first three-month extension period.

Conference Call Information

GreenVision and AHA management will host a conference call to discuss the transaction on Friday, August 28, 2020 at 8:30 am EST. Investors interested in participating in the live call can dial 877-445-9755 or click URL Link: https://78449.themediaframe.com/dataconf/productusers/grnv/mediaframe/40423/indexl.html

Advisors

I-Bankers Securities served as financial advisor to GreenVision. Becker & Poliakoff served as legal counsel to GreenVision. Colliers International and Benchmark Company acted as financial advisors to AHA. Dickinson Wright PLLC served as legal counsel to AHA.

About GreenVision Acquisition Corp.

GreenVision Acquisition Corp. is a newly organized blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but it intends to focus on target businesses operating in North America, Europe and Asia (excluding China) in the life sciences and healthcare industries.

About Accountable Healthcare America, Inc.

AHA is a technology-enabled population health management company. For more information, please visit www.ahahealthcare.net. Information on our web-site does not comprise a part of this press release.

Safe Harbor Language

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed business combination, including the anticipated initial enterprise value and post-closing equity value, the benefits of the proposed business combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the proposed transactions contemplated by the definitive agreement. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on GreenVision and AHA’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against GreenVision or AHA following the announcement of the Merger Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of GreenVision or other conditions to closing in the Merger Agreement; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (5) the inability to obtain the listing of the ordinary shares of the post-acquisition company on the Nasdaq Stock Market or any alternative national securities exchange following the Business Combination; (6) the risk that the announcement and consummation of the Business Combination disrupts current plans and operations; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that AHA may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of COVID-19 on the combined company’s business; and (12) other risks and uncertainties indicated from time to time in the proxy statement to be filed relating to the Business Combination, including those under “Risk Factors” therein, and in GreenVision’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that GreenVision considers immaterial or which are unknown. A further list and description of risks and uncertainties can be found in GreenVision’s Annual Report on Form 10-K for the year ended December 31, 2019 and in the proxy statement on Schedule 14A that will be filed with the SEC by GreenVision in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this press release is based only on information currently available to GreenVision and AHA and speaks only as of the date on which it is made. GreenVision and AHA undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information and Where to Find It

GreenVision, AHA, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of GreenVision common stock in respect of the proposed transaction described herein. Information about GreenVision’s directors and executive officers and their ownership of GreenVision’s common stock is set forth in GreenVision’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

GreenVision intends to file with the SEC preliminary and definitive proxy statements in connection with the proposed business combination and other matters and will mail a definitive proxy statement to its stockholders as of the record date established for voting on the proposed business combination. GreenVision’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with GreenVision’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about GreenVision, AHA and the proposed business combination. GreenVision’s stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC by GreenVision, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: GreenVision Acquisition Corp., One Penn Plaza, 36th Floor, New York, New York 10019. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Non-GAAP Financial Measure and Related Information

This press release includes references to EBITDA, a financial measures that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is defined as net income (loss), before interest expense, income tax benefit (expense), depreciation and amortization expense. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered in isolation or as an alternative to net income or any other performance measure derived in accordance with GAAP. The Company believes that EBITDA is an important supplemental measure of its operating performance and a basis upon which its management assesses performance rather than cash flow measures. The Company’s management also believes that this non-GAAP measure is useful to investors because it and similar measures are frequently used by securities analysts, investors, and other interested parties to evaluate its competitors and provide additional information regarding growth rates on a more comparable basis than would be provided without such adjustments.

The Company prepared the information included in this press release based upon available information and assumptions and estimates that it believes are reasonable. The Company cannot assure you that its estimates and assumptions will prove to be accurate. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP financial measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

GreenVision contact:

David Fu, Chief Executive Officer

One Penn Plaza

36th Floor

New York, New York 10019

David.Fu@glo.com.cn

AHA contact:

Warren Hosseinion, Chief Executive Officer

2455 E Sunrise Blvd

Suite 1204

Fort Lauderdale Fl 33304

Telephone Number: 818 618-1458

Warren.Hosseinion@ahahealthcare.net

FOR ADDITIONAL INFORMATION:

Devin Sullivan

The Equity Group

Via email at dsullivan@equityny.com